Exhibit 99.1

PEDIATRIC SERVICES OF AMERICA

Moderator: Daniel Kohl

August 9, 2006

11:00 a.m. ET

Operator:	Good morning. My name is (Kate) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Pediatric Services of America Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, please press star then the number 1 on your telephone keypad.

Should anyone need assistance at any time during this conference, please press star then 0 and an operator will assist you. As a reminder, ladies and gentlemen, this conference is being recorded today, August 9, 2006. Thank you.

Participating on today’s call are Mr. Daniel Kohl, President and Chief Executive Officer, and Mr. James McNeill, Vice President and Chief Financial Officer.

Mr. Kohl, you may begin your conference.

Daniel Kohl:	Thank you very much, (Kate). Once again, let me welcome you to the PSA HealthCare Earnings call for the third quarter of fiscal year 2006. I’m Dan Kohl, President and CEO, and with me is Jim McNeill, our CFO. Thanks for joining us.

Before we get rolling, a word from the lawyers. I have to remind you that the matters discussed in this call may include certain forward-looking statements that represent the company’s expectations or beliefs.

These statements, by their nature involve substantial risks and uncertainties, certain of which are beyond the company’s control and include, but are not limited to general economic conditions, industry trends, the company’s ability to collect accounts receivable, assimilate and manage previously acquired field operations, hire and retain qualified personnel and comply with all applicable federal and state regulations.

Actual results could differ materially from those projected in the forward-looking statements.

This additional information concerning factors that could cause actual results to differ materially from those projected is contained in the sections captioned Risk Factors, Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s security filings with the Securities and Exchange Commission.

I generally start off each of these calls recalling how busy the quarter was. Q3 was no exception. We continue to strengthen the foundation necessary to execute our growth strategy.

However, I would like to begin today by addressing the subject of our Friday, August 4 press release on data security. As we outlined, a laptop containing sensitive data was stolen. Let me reiterate that we regret the incident.

We’re taking appropriate steps to communicate with all potentially impacted parties, in compliance with all applicable federal and state notice requirements. And have already implemented additional data security measures to improve our control environment.

We look forward to working through this matter in an efficient manner and putting it behind us as quickly as we can.

What I’d like to do now is to review the highlights of the third quarter and our progress on the open 2006 strategic imperatives. Following that, I want to outline what we want to accomplish in Q4.

First, let me cover what we accomplished during the quarter in relation to our 2006 strategic imperatives.

We achieved 837,000 nursing hours staffed for the quarter, representing a 3.8% increase over the prior quarter and our second straight quarter over 800,000.

Since we closed in early June, Melmedica contributed toward the 837,000 and our base nursing hours continued to grow nicely. Beth Rubio has provided solid leadership toward delivering consistent growth.

We are pleased to see that our recruiting, retention and incentive programs appear to have started generating a positive impact.

Our recruiters remain hard at work attracting additional nurses and managing incentive programs designed to not only attract more staff, but to increase the billable hours of nurses already on our team.

Let me also highlight continued improvement in PPEC attendance in the third quarter.

Related to our strategic imperative regarding acquisitions, we are integrating the operations of Melmedica on schedule and are rationalizing costs towards our internal pro forma targets.

In addition, we are completing the patient care authorization transition documentation requirements to enable us to submit claims for services provided from the closing date.

Staying with our strategic imperative related to acquisitions, we are actively working the prospective target company opportunities in our pipeline and will report when we have something definitized. I’m not pleased with the speed of our progress, but remain confident we’ll get there.

We achieved strong cash collections of $44.6 million from continuing operations and made great process on our AR aging. Jeff Nickell and his team have focused on reducing age balances and are delivering superior results.

Related to our strategic imperative to improve the efficiency and profitability of our RTES segment, Michael Davidson and his team are making progress.

While absorbing the impact of the latest round of reimbursement cuts in the unit dose inhalation fee and the impact of losing the CIGNA business, revenue has remained essentially flat.

We are pleased to report that we appear to have replaced the CIGNA business with core product referrals from other payers.

Occupying a great deal of time and energy in the quarter for the RTES team was managing the transition of our oxygen procurement process.

Good progress has been achieved locating and returning thousands of rented oxygen cylinders. We remain confident that we can finish this process in Q4 and finalize the reconciliation regarding any lost cylinders.

Related to our strategic imperative on improving reimbursement rates in key states, we continue to make progress on our data collection tools for our outcomes monitoring project.

Our value model for the PDN business has taken shape and we continue testing both sample and live data. This quarter we started to use the outcomes data to discuss how to improve clinical effectiveness by location.

Our ultimate goal continues to be improved patient satisfaction and the opportunity to engage certain of our states in a conversation about value versus rates. As you know, the case in favor of home care is compelling.

Staying with our imperative on improving reimbursement rates, our efforts in South Carolina were realized with the July 1, 2006, which is South Carolina fiscal year ‘07, increase of both RN and LPN reimbursement rates by another dollar per hour.

In Washington State we received a rate increase of approximately 61 cents for personal care assistance. In Louisiana, the state is now willing to negotiate directly off contract at higher rates for PDN services.

Jim will continue to keep this as an area of focus. And hopefully we’ll make some progress in Florida following the fall elections.

We continued to make use of our scorecard to help us focus on those locations most in need of our attention. We will continue to carefully analyze our progress in each location.

During the third quarter we closed our Orlando PPEC center and recorded other income of approximately $46,000 related to the transition of the patients and their related supplies.

Let me now summarize the key things we need to accomplish in Q4 related to our ‘06 strategic imperatives and allowing us a quality start to 2007.

Number 1, we need to continue to grow our acquisition pipeline. Our experience to date indicates that it will be difficult to stay at the low end of our price range. And that we’ll need to be more cognizant of this in order to close more deals with high-quality companies.

Number 2, we need to keep the growth momentum in nursing hours and the progress we’ve made on attendance in the PPEC segment.

Number 3, we have to address our gross margin challenge in PDN. We’ve seen a decline here as a result of our aggressive growth posture, recruiting and orienting the nurses that we hope will drive the long-term growth of this segment.

.	Additionally, travel-related expenses due to gas prices have pressured margins recently. We are making progress on price increases with select managed care payers.

We are providing direction to our location directors to review pay schedules on every case, orient new nurses only when stepping into a specific case, control overtime and use SHINE to review staffing patterns for any opportunity to improve our margin.

Number 4, we need to continue collecting our old cash.

Number 5, we need to finalize our oxygen cylinder switch from rent to own. We’re making good progress returning the rented cylinders and we will determine what, if any, demurrage liability exists in Q4.

Number 6, we need to walk the path on this data breach issue. We’ve done a thorough investigation, notified appropriate government agencies, notified potentially impacted patients and set up a call center to handle inquiries.

Number 7, we’ve got to continue our progress on our outcomes monitoring tool. We not only want to use it to improve our clinical effectiveness, but move forward with our value equation and begin to drive improved PDN reimbursement rates.

I would now like to turn the call over to Jim for a more detailed review of the quarterly financials. Jim?

James McNeill:	Thanks Dan and good morning, everyone. Here are the financial results for the third quarter of fiscal year 2006.

Net revenue: Sequentially, net revenue for the third quarter increased $1.1 million or 2.6% to $44.6 million from $43.5 million in Q2.

Our private duty nursing net revenue increased $1.2 million to $27.6 million from $26.4 million in Q2. This includes the partial June impact of the Melmedica acquisition.

As is customary during integration, we have recorded a revenue accrual based upon payroll paid and estimated contract and Medicaid revenue earned, based upon successful transition of patient care authorization.

Forward-period comparisons of acquired revenue will be limited as we integrated some of their Chicago area patients into our existing location in suburban Chicago.

Our PPEC net revenue essentially was unchanged in Q3 at $2.8 million. Any Q4 attendance improvements will be somewhat offset by the elimination of Orlando’s revenues.

Respiratory therapy equipment and services net revenue was essentially flat at $14.3 million.

Unit dose respiratory medication revenues and margins continued to decline as a result of the latest reimbursement reduction, which took effect on January 1.

Cost of goods and services: Total cost of goods and services increased $0.9 million to $23.2 million from $22.3 million in Q2.

Private duty nursing increased $0.9 million, while the PPEC and RTES cost of goods and services were unchanged.

As Dan mentioned, the PDN business continued to experience increases in labor costs driven by increases in paid hours for orientation, training and overtime, most of which is not billable to payers, and increased medical benefit costs.

Other operating costs: Other operating costs and expenses were unchanged at $14.8 million in Q3. Salary wages and benefits increased $0.3 million as medical benefit claims cost trends rose.

Business insurance cost decreased by $0.2 million to $1.7 million in Q3. And we remain vigilant on effective risk management processes and will make whatever incremental investments are warranted to support our efforts.

It should continue to be noted that with the disposition of the pharmacy business, we classified as discontinued operations only those discrete, premium and lost dollars specifically identifiable to that business experience.

All other remaining costs must be borne by continuing operations and allocated amongst its reportable segments.

Corporate G&A: Corporate G&A was unchanged at $5.1 million. Salaries, wages and benefits increased approximately $0.3 million, driven by the medical benefit claims cost trend, and were offset by reductions in professional service costs.

Provision for doubtful accounts: The provision for doubtful accounts increased $0.26 million to $0.27 million in Q3.

We applied our standard methodology for assessing the accounts receivable aging and valuing the allowance for doubtful accounts. Our AR aging remains in excellent condition. And the percentage of dollars in accounts less than 181 days old continued to rise.

Please note, our critical accounting policy disclosures in our Form 10-Q includes an aging of the accounts receivable by payer and a days sales outstanding computation for the current fiscal period and fiscal year 2005.

Interest income: Sequentially, interest income increased $30,000 to $0.66 million in Q3 from $0.63 million in Q2. We have seen an overall rise in the rates for our prescribed short-term investments.

Income/loss before income taxes from continuing operations: Sequentially, income from continuing operations before income taxes increased slightly to 914,000 as compared to 909,000 in Q2.

Discontinued operations: For the third quarter there were income tax expense adjustments recorded to both the gain on sale and income/loss from discontinued operations, which resulted in a 1 cent earnings per share for the quarter.

Taxes: Our effective tax rate as calculated from the face of the financial statements includes the impact of both our rate applied against income and discrete items.

The effective tax rate for the three months ended June 30, 2006 was 39.16% and for the nine months ended June 30, 2006 was 112.6%.

Under FAS 109, Accounting for Income Taxes, during Q2 we applied an inter-period tax allocation methodology, which allowed us to consider both continuing and discontinued operations in determining the tax benefit resulting from a year-to-date loss from continuing operations and a probability assessment of annual income from continuing operations.

During Q3 we experienced year-to-date pretax income from continuing operations and accordingly revised our inter-period tax allocation methodology.

As a result, both permanent differences between book and tax income — for example, ISO comp expense, tax-exempt interest income, deferred compensation plan investment income — and changes to discrete items such as changes in estimate on utilization of existing state NOLs and changes to state income tax rates on deferred balances, are retained by continuing operations.

Our state tax position is impacted by the geographic distribution of income. Each of our reportable segments has had historic volatility to its income by state.

Estimates of annual income by state and weighted average state tax rates are updated quarterly. Any changes in estimate create volatility to the income tax expense from continuing operations.

To assist investor understanding we have expanded our tax disclosure in the 10-Q to include our tax rate reconciliation.

EPS: Continuing operations, basic and diluted earnings per share in Q3 was 7 cents. And discontinued operations, basic and diluted earnings per share was 1 cent. Total net income per share was 8 cents in Q3.

Because we have a year-to-date loss from continuing operations, the impact of in-the-money options was again excluded from the diluted share computation.

Our annual guidance presumed total year pretax income from continuing operations. And the diluted share computation for fiscal year 2006 will include in-the-money options.

As a result, the sum of the four quarterly EPS amounts may not equal the fiscal year amount.

Now turning to the balance sheet — cash. Cash on hand at June 30, 2006 was $53.1 million as compared to $57.5 million at March 31, 2006.

It should be noted that during the quarter we made estimated federal and state income tax payments of approximately $4.6 million, primarily related to the gain on sale of the pharmacy business.

Accounts receivable: Net A/R for continuing operations was $26.1 million at June 30, unchanged from March 31, 2006.

Accounts receivable allowance: A/R allowance coverage was 7.7% in Q3 as compared to 8.3% in Q2. The A/R aging remained in excellent shape as the percentage of accounts under 181 days continued to rise.

Improved collection of older balances has resulted in some write-offs from those categories, reducing the need for future allowance amounts.

Net cash flow: The company’s net cash provided by operating activities from continuing operations was $3.1 million for the three months ended and was $0.7 million for the nine months ended June 30, 2006.

You will notice a format change to the investing activities section of the statement. In accordance with FAS 115 we will display the purchase and redemption of the debt securities traded as part of our corporate cash management program.

All such trades are in accordance with existing company investment policy and reflect investment-grade federal income tax-exempt securities with maturities ranging from 7 to 40 days.

Capital expenditures: Capital expenditures from continuing operations was $1.1 million for the third quarter and reflected routine purchases of equipment for the RTES business and information technology projects.

FY 2006 earnings guidance: Our year-to-date diluted earnings per share from continuing operations is a 1 cent loss and is calculated with an unfavorable inter-period tax allocation over a basic share count.

Our guidance for fiscal year 2006 diluted EPS from continuing operations has been in the range of 16 to 19 cents.

While we believe that strong Q4 operating results driven by PDN gross margin stabilization would enable us to reaffirm our expectation that annual pretax income — tax effected at our presumed 39% effective tax rate — would yield diluted EPS within our previously expected range, however, the data breach issue is of such sufficient magnitude and uncertainty that we are not currently in a position to quantify its impact. And, are therefore unable to reaffirm our previous guidance on fiscal year 2006 diluted EPS.

As a reminder, at our current basic share count and expected effective tax rate, it only takes an expense change in continuing operations of approximately $120,000 to change our EPS a full penny.

As has been our practice, we will provide guidance for fiscal year 2007 when we report fiscal year 2006 year end results.

This concludes my financial report. We will file our 10-Q with the SEC by the end of the day. I’ll now pass the call back to Dan for some closing remarks. Dan?

Daniel Kohl:	Thanks, Jim. Thanks once again to all of you for joining us this morning. In summary, we are making progress on the strategic front and we’re focused on completing more acquisitions.

We are focused on a solid, growing niche and have name recognition in pediatric home healthcare. We need to keep the growth momentum in nursing hours and the progress on attendance in the PPECs.

As I mentioned earlier, we’ll be aggressively addressing our PDN gross margin opportunity, including our efforts to achieve price increases from select managed care payers.

We know how to get paid by a very diverse set of payers. Our reimbursement team continues to deliver outstanding results on aged receivables and we’ve got to keep it up.

We represent a cost-effective alternative to hospitalization and we add value. We remain encouraged that some of the Medicaid entities are beginning to recognize that value. And with the continued development of our outcomes tool, we’re hoping we can improve our PDN reimbursement rates.

We have a keen focus on improving the efficiency and profitability in the RTES segment. We need to finalize our oxygen cylinder switch from rent to own.

We have to walk the path on the data breach issue. While this is certainly an unfortunate isolated incident, it’s important to get it behind us.

We understand any frustration surrounding our being unable to reaffirm EPS guidance. But believe that we’re positioning PSA for a solid 2007 and beyond.

In closing, we’re working very hard and remain committed to delivering the highest-quality patient care and creating long-term shareholder value.

We’ll now open up for questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Once again, ladies and gentlemen in order to ask a question, please press star 1 on your touchtone telephone. Your first question comes from Patrick Swindle from Avondale Partners.

Patrick Swindle:	Good morning.

James McNeill:	Morning, Patrick.

Patrick Swindle:	On the pediatric and PDN side you indicated that were it not for the unfortunate event from a data standpoint, that you felt comfortable that you could achieve your prior guidance for the quarter effectively if the gross margin were to move into the right range on the PDN side.

And I guess my question is, you know, when you look at the spend that you’ve had so far preparing to accelerate the growth of that segment, you know, how quickly do you expect that spend to translate into an acceleration in revenue growth?

And then I guess, are you seeing anything at this point that gives you comfort that we’ll see the gross margin begin to move up in the fourth quarter?

Daniel Kohl:	Yeah. Patrick, this is Dan. I would tell you that I think that the investment that we’ve made in the recruiters is beginning to pay off. I do think that we have spent a great deal of money in terms of orientation for people that we expect to have on cases going forward.

My encouragement to you on the margin piece is we are starting to see some progress on getting commercial increases with some of the payers that we’re working with.

And secondly, we have seen as we mentioned in the call notes, some increases from certain of the state Medicaid programs.

So I think the pieces relative to improving the margins are falling into place. We’ve got to control the expenses related to the number of nurses we’re bringing on board and that we’re orienting. And get them on a case as quickly as we can.

Patrick Swindle:	Now has that spend slowed in the fourth quarter relative to the third?

Daniel Kohl:	At this point we’ve made it a fairly significant issue. I’m not sure that I can put my finger on it in a way that I could tell you that it has dramatically slowed. It’s become an area we’re focusing very clearly on so I’m certain it will.

Patrick Swindle:	Okay. Then looking on the acquisition side, I know the profile of the acquisition you’ve been looking at.

Do you all have any targets in terms of the pace of revenue growth from acquisitions, you know, whether that be four entities with, you know, $4 million in annual revenues or some other bogie that you might be able to give that I guess from a comfort standpoint, that would help us to assume that growth on the acquisition front may be accelerating? Or can accelerate in the next fiscal year?

Daniel Kohl:	Yeah. Patrick, what we’ve done with our business development group is we have determined internal targets.

We’ve sort of sized what we believe to be a small acquisition and what we believe to be a large acquisition. And we’ve laid out in front of them objectives that we want to try to achieve on a go-forward basis here.

I think the issue relative to some of these acquisitions is - and I’ll go all the way back. Part of the issue within our pipeline is that we’re actually educating a number of these people. There haven’t been a lot of buyers out in the pediatric PDN arena.

So we’re contacting these people, we’re raising the issue for the first time and it’s taking a repeated effort to get to a stage where they begin to think about selling.

And then that process seems to be taking a little longer for us because as you might imagine, we’re not going out there and leading with a high price. We’re going out there and trying to buy these things as effectively as we can.

So the process is just taking a bit longer than we had hoped. But yes, we have very clear targets that we’ve laid out for our business development team.

Patrick Swindle:	Are there any opportunities to reduce G&A spend to the extent that it doesn’t accelerate quickly? Or is that pretty much at the level that you need to sustain the current organization?

Daniel Kohl:	I think - I guess what I would point you to is that if we were to look at our head count over the last nine months, we have achieved reductions. Every time there is an opening for whatever reason, we’ve questioned it and frankly, haven’t filled them.

So we are watching it consistently. And we will look for every opportunity to drive the G&A expenses down.

Patrick Swindle:	Okay. And then how much is left in cash tax payments related to the sale of the pharmacy business?

James McNeill:	About 3 million approximately.

Patrick Swindle:	Will that come in the fourth quarter?

James McNeill:	Yes.

Patrick Swindle:	Okay. Thank you, guys.

Daniel Kohl:	Thank you.

Operator:	Your next question is from Dalton Chandler from Needham Company.

Dalton Chandler:	Good morning.

Man:	Hey Dalton.

Man:	Morning, Dalton. How are you?

Dalton Chandler:	Good, thanks. So I just wanted to clarify, you know, on your hesitance on the guidance. Leaving apart the data issue, is it really a concern over margins? You don’t have any reason to be concerned over the top line at this point?

Daniel Kohl:	No. I think, Dalton I would point you to a couple things. Again, in the respiratory side we believe we’ve replaced the CIGNA business and we’ve done it - I think Michael and his team have done it effectively.

As it relates to the PDN business, I would tell you that our base hours grew just shy of 2%. And then of course, we had the added value of the Melmedica hours. So, you know, we’re confident that the hours themselves are growing.

You know, we - essentially, our investment as it relates to attracting more nurses has gotten a little bit ahead of our actually putting them on cases.

So yeah, I think if we are able to address the PDN margin issue, get it stabilized and moving in the right direction, we feel pretty confident that we would have been okay in the fourth quarter -- not a lay-down but we would have had a real shot at making it.

And the data breach issue just creates enough uncertainty that we felt uncomfortable.

Dalton Chandler:	Okay. And then has there been some change in the recruitment program or is it purely just a stepped-up effort that is weighing on the margins here?

Daniel Kohl:	Well I think what you’ve got to look at is we’ve had these ten people out there aggressively recruiting for some time.

And I - you know, I’ll - just so we take this off the table right away, I’ll take responsibility for this. We’ve tried to turn the jets up on growth. And I’m not sure that I did a good enough job of making sure we were balancing the manner in which we went after it.

We’re doing everything we can to turn this into a growth organization. We’re trying to drive every message to the field that we want to see them step up and grow their business.

And I believe that as part of that, people are going all out to try to recruit more nurses, to try to step it up. And frankly, you know, we’re paying the price for that in terms of the added cost.

It’s now, you know, about execution and our having to turn those additional nurses on to cases such that we can get the dollars flowing through from a margin point of view.

Dalton Chandler:	Okay. But you haven’t changed anything...

Daniel Kohl:	No.

Dalton Chandler:	...in terms of say, upfront bonuses or...

Daniel Kohl:	Well, you know, on an ongoing basis there are things on given cases where we may be doing (anything). But is there a specific program where we’re out there paying big bucks to get people to come in? No.

Dalton Chandler:	Okay. And then just, you know, since you also are of course citing the data security issue, can you give us some sense, some quantification of what you think might happen there financially?

Daniel Kohl:	Yeah. How about if we have Jim walk through the process that we’ve gone through thus far and he can give you a good feel for it?

James McNeill:	Sure. The process with the data breach, Dalton is, you know, first of course you’ve got to run to the lawyers and make sure you understand exactly all the applicable federal and state regulations that weigh down on it.

And again, we had a data sample of approximately 51,000 patient records that unfortunately involved, you know, patients in most every of the 48 contiguous U.S. states.

So we had a lot of legal work to be done up front to really size - “All right, what is the problem and what is - you know, what steps need to be taken?” So there’s a fixed cost in doing that. Most of that has been incurred.

The real part that makes this difficult is the variable cost. And the variable cost element of this is the call center that you establish to handle all the patients who call in after receiving their notification.

And the way the call center model works is you pay a little bit of upfront money for their fixed cost, voiceovers and enabling their staff, et cetera. And then you pay a pretty heavy per-click charge for each call. Now I attempted to negotiate it and got it cut somewhat but it’s still a very hefty variable per-call cost.

Then - you take that and then you look at “I’ve got a sample of 51,000 people out there. What’s the response rate?” Talked to a lot of experts who give me a lot of different ranges as to what the response rate may be.

But when you take a sample of 51,000 and a significant variable cost per call and then look at what the potential response rate could be, it’s real tough to get a gate around that variable cost number.

You add that to a fairly significant fixed cost number and you go back to the metric of it, it only takes $120,000 of pretax expense to move us 1 penny.

And this has the potential, depending on that response rate, to move us significantly in the fourth quarter, such that being able to take that amount of wobble against the previous guidance just didn’t seem prudent.

Dalton Chandler:	Okay. Is there some concern about some fine or penalty related to this?

James McNeill:	There’s some very small nominal things. No. There’s no - we don’t expect any sanction of any sort from an external authority. I mean we’re pretty confident that our plan is very compliant and we’re doing everything we need to.

Dalton Chandler:	Okay. All right. Thanks very much.

Daniel Kohl:	Thank you.

Operator:	Your next question is from David Nierenberg from Nierenberg Investment Management Company.

David Nierenberg:	Good morning, guys.

Daniel Kohl:	Good morning.

James McNeill:	Hi David.

David Nierenberg:	Wanted to talk a little bit about the acquisition program. I wanted to ask for some qualitative discussion about how you’re feeling about your ability to integrate Melmedica, in part because it’s your first one.

But also because I think that if you do integrate it well, it may be a possible selling point that you can use to other private owners of other agencies that you might want to be buying in the future about the benefits to them and to their employees of affiliating with a larger, better-managed company.

So I wonder if you can talk to both sides of my question, please?

Daniel Kohl:	Sure. David, first in terms of the process as it relates to integration, because this was our first one, Beth Rubio took the lead from day 1 and remains personally involved with each of the locations.

So what we did was we over-communicated with employees to let them know exactly what we were going to do, how we were going to about - go about it and what the timeframe was.

And what’s included there is of course, we had to look at it on a case-by-case basis relative to any potential issues if there were, and deal with those.

At the same time, we had to have some conversations about margins and the manner in which they had provided their services to ensure that we could make that fit within our model.

I think Beth did a terrific job of communicating it. I think we’ve done a good job of transitioning the patients at this point. And thus far -- knock on wood -- we have been able to hold on to the nurses and the cases. So we’re feeling pretty good about the process that we’ve undertaken.

In terms of utilizing it as a selling point, that will take a little more time, simply because we’ve just got to have a little more time in the saddle to be able to go out there and feature it. And then turn them on to talking to some of the people within Melmedica about how smoothly it’s gone.

Of equal importance, Melmedica - each of their locations were opened, if you will, as startups. We were able to take the young lady who was primarily in charge of opening each location. And she’s going to lead the startup effort for us as we head into 2007.

David Nierenberg:	Thank you. And Jim, if I can follow up on the financial side, my recollection is that when you buy branches like this, you have to go through a process of communicating with payers. And that while that process is going on, I believe the normal payment stream is interrupted. Is that accurate?

James McNeill:	Yeah, it is because you have to transition the authorization for care from the old provider to the new. And that does suspend your ability to bill until that authorization is received. So there’s a timing issue on the cash flows. You’re correct.

David Nierenberg:	And when do you think that process will be complete, Jim?

James McNeill:	It’s underway - during the fourth quarter. I mean hopefully, obviously sooner rather than later in the quarter. But it’s underway. A lot of that, frankly David, is chasing physician signatures.

David Nierenberg:	Any...

James McNeill:	So (it’s tough) to put an end day on it.

David Nierenberg:	Any particular problems or difficulties with it beyond your normal...

James McNeill:	No. I’d say it’s been, frankly right in the range of normal and we’re making good progress. And we’ve got good tracking system, to Beth’s credit. We know where we are and she keeps us updated on almost a daily basis. So I feel pretty good about it.

David Nierenberg:	Okay. One final question, if I may. You mentioned of course, that during the third fiscal quarter you made estimated tax payments for the sale of the pharmacy business. I also imagine during the fiscal third quarter you made your payments for Melmedica.

James McNeill:	Yes.

David Nierenberg:	And you have not told us exactly what you paid for it. You gave us the pieces to figure it out but obviously it was a seven-figure number.

And so while your cash declined by over $4 million, that was after paying for Melmedica and after making the estimated tax payments. It looks like you generated, as you said, about $3 million of cash from operations in the quarter.

James McNeill:	Correct. We had excellent cash collections, again. And you’re right. We paid not only the purchase price for Melmedica, the income tax payment, but we also had some cash at the beginning of the quarter.

You know, subsequent to the pharmacy disposition there were still some trailing liabilities that we were obligated to pay. And they’d obviously been accrued properly.

But that was another cash - we had very strong cash performance. We did. I think you’ll like the cash flow statement when you see it.

David Nierenberg:	Well good. I don’t mean to deny the importance of the data breach issue but you will put it behind you because you’re good operators. So good luck.

Man:	Thanks so much.

Man:	Thank you.

Operator:	Your next question is from John Reilly from ACK Asset Partners.

John Reilly:	Good morning, gentlemen.

Man:	Morning, John.

Man:	Hi John.

John Reilly:	First question I have is related to - you said year-to-date your earnings per share is approximately negative 1 cent for the first three quarters?

James McNeill:	Yes.

John Reilly:	And you felt comfortable with your guidance, assuming obviously that you’d be able to mitigate some of the gross margin improvement. That would assume a very strong Q4 ex the data issues - any one-time related costs related to that.

James McNeill:	True, John. But I’d also caution you that remember our year-to-date - that’s where we get into this whole share count and continuing and discontinued operations. Our losses were taken over a short share count.

So that 16-cent loss in Q1 when you go to take those dollars in an annual EPS calculation, you know, that’s why the sum of the quarters are not going to equal the year. So it’s not entirely take your year-to-date and add forward.

That coupled with the fact that we’re clearly - as rates are rising and we are generating significant internal cash flow, our investment income is going to rise, you know, rather substantially on a sequential basis.

But yes, you are correct. It does presume good, strong growth in staffed hours, gross margin rate stabilization and a steadying of respiratory.

Daniel Kohl:	But John, let me add, and I think I pointed this out, we didn’t believe it was a lay-down. But the reality is with some improvement in that margin area and as Jim mentioned, the interest income continuing to rise, we certainly felt we had a shot.

John Reilly:	Okay. That sounds great. And then just related to the acquisition pool, obviously you mentioned in your - you know, one of your first strategic objectives -- growing the acquisition pipeline -- you might need to pay a little bit more.

Could you just walk us through what your previous assumptions for paying for acquisitions were? And how much variance would there be? Would it just be towards the higher end of your previous range?

Daniel Kohl:	Yes. Basically what we had said before was we think these things range anywhere from $2 million to $20 million. And that we thought we were going to have to pay anywhere from three to five times trailing pro forma EBITDA.

You know, we got a good deal on Melmedica. And I think most of these we’ve attempted to lead with a pretty low number. And so we’ve had a lot of good conversation.

The reality is I’m frustrated with the speed at which we’re getting this done. So we are probably going to head up towards that 5 number and be dancing closer to that 5 number to try to get some people to move off the dime and get this thing rolling along.

John Reilly:	Great. And then how much cost do you think you’re absorbing relative to the cost relative to trying to seek out these acquisitions? I know you’ve hired two people. And have you thought more about engaging outside people to bring you potential acquisitions also?

Daniel Kohl:	Yes. Let me tell you what we’ve done. And frankly, we’re continuing to figure this out.

But we’ve actually hired a couple of contractors who are doing nothing but sourcing for us. So we’ve assigned them certain states. They are literally calling - based on our database, which we built earlier, they’re calling every one of these.

They’re assessing what percentage of their overall revenue is pediatric in nature. And then based upon that, we feed it back to our VP of Business Development.

In addition to that, we had set up relationships with two brokers who we also assigned specific states to and turned them on. So we’re working through the broker relationships.

We’re not happy with one of them at this point. And we’re going to continue to work our way through that process and see how effective they are. But we’re trying to do everything we can to feed the pipeline.

The pipeline has a fair amount in it. What we’ve got to do is get people moving towards getting a definitized agreement in place. In the interim we’re trying a bunch of stuff to source deals.

John Reilly:	Okay. That sounds great. Thanks for the update.

Daniel Kohl:	Thank you.

Operator:	Ladies and gentlemen, as a reminder, if you would like to ask a question, press star then 0 on your telephone keypad. I’m sorry, that’s star then 1 on your telephone keypad.

Your next question comes from Brian Kowalchyk from WestPark Capital.

Brian Kowalchyk:	Good morning, gentlemen. Thanks for taking my questions.

Daniel Kohl:	Hey Brian.

James McNeill:	Sure.

Brian Kowalchyk:	Guys, I’m trying to get a feel for the growth in the core business ex the Melmedica acquisition for the...

Daniel Kohl:	Talking about the PDN business? Brian? We lose everyone? Hello? (Kate), are you there?

Operator:	I am. We’re not sure what happened to Brian. Would you like me to forward the next question?

Daniel Kohl:	Yes, please. And let’s see if we can’t get back to Brian in some way.

Operator:	Yes, sir. Definitely.

Daniel Kohl:	Okay.

Operator:	Your next question is from David Nierenberg from Nierenberg Investment Management Capital.

David Nierenberg:	Follow-up on the comments you just made about acquisition and speak a little bit against my near-term economic interest, if I may. I’d absolutely like to see this company growth through acquisition. And that’s why we continue to hold the stock.

But I would never want you or people working for you to feel so compelled to make acquisitions that you would compromise either on quality or on prudent valuation.

The prior history of this company under prior management should be very good reason to demonstrate prudence and caution as you move forward. That’s all I want to say.

Daniel Kohl:	Thank you. Hopefully Brian’s coming back here.

Operator:	Yes, he is. There he is.

Brian Kowalchyk:	Gentlemen?

Daniel Kohl:	Brian.

Brian Kowalchyk:	Sorry about that. Don’t know what happened.

Daniel Kohl:	Not a problem.

Brian Kowalchyk:	Miracles of modern technology. Was talking about trying to get my hands around the impact of Melmedica. You mentioned that the base hours worked increased by 2%. So any uptick beyond that would - is that a good proxy for the Melmedica impact?

Daniel Kohl:	It absolutely is.

Brian Kowalchyk:	Very good. Now trying to impact - trying to estimate what the - kind of the go-forward impact is from having two additional months of Melmedica. And I think Jim, you made some comment to caution us as to the go-forward comps. Help me understand what you might be talking about there.

James McNeill:	Well what I’m saying, Brian is, is to the extent that this is what we call an in-market acquisition where we already have a local branch in the market, you’ve got the first issue of as you transition the patients, some may go on service at the PSA - a former Melmedica patient might be served out of the PSA branch.

The other thing is the next new patient that comes in, does it belong to the local PSA branch or does it belong to the local formerly Melmedica branch? It gets difficult to really say what acquired revenue is when you do an in-market acquisition.

So I was just cautioning if those - because I anticipate the question obviously in future quarters — how much was Melmedica? And that’s going to be - we can give you a reasonable estimate of it but it’s going to be hard to nail with precision because of those two factors.

Brian Kowalchyk:	Okay. But it doesn’t affect their existing revenue base.

James McNeill:	No.

Brian Kowalchyk:	So a fair approximation might be to board on, you know, two times the estimate for whatever I think came in the third quarter.

James McNeill:	Well you could run rate the hours in June if you wanted to...

Brian Kowalchyk:	Right.

James McNeill:	... to give yourself a reasonable estimate. Yes.

Daniel Kohl:	That’s fair.

Brian Kowalchyk:	Okay.

Daniel Kohl:	And Brian, let me just explain too that we - in terms of the integration of Melmedica, they’re on the PSA approach at this point. Let me make sure there’s no confusion there.

And we’ve established - we consistently establish targets for weekly hours that we want to see locations deliver. We did it for their locations as well. And Beth Rubio monitors those on a weekly basis. We got our report this morning of last week.

So we go through location by location, compare them to what the targets were and manage through that. And Melmedica’s an equal part of that to make sure they hit their target as well.

James McNeill:	Right. But to maybe make the example a little more personal, a particular discharge out of a hospital in Chicago - well was it - are you going to account for it as if it went to the Downers Grove PSA branch that was old PSA?

Brian Kowalchyk:	Sure.

James McNeill:	Or to the, you know, Schaumburg location that was formerly Melmedica? You know, whose acquired revenue is it? That’s my only point.

Brian Kowalchyk:	Okay. That’s very helpful. Thank you. Talk to me a little bit - and congratulations, by the way on mitigating the CIGNA impact. With that statement is it fair to assume all else being equal that Q3 now looks like a fair run rate going forward for that business?

Daniel Kohl:	Boy. You know, Brian, I guess I would answer that as I sure hope so. I think in terms of - the one thing that has me just a little bit uneasy is the unit dose respiratory business just because it’s been a challenge relative to what the reimbursement cut originally was.

But as I look specifically at what happened with CIGNA, what our revenue run rate was, and I think we disclosed in an earlier quarter that it was about $2.3 million on an annual basis...

Brian Kowalchyk:	Yeah.

Daniel Kohl:	... that at this point if you look at what we’re actually now getting from CIGNA, we’ve replaced it. You know, do I want to say that the run rate is locked and loaded? I’m still a little worried about our unit dose business.

Brian Kowalchyk:	Okay. That’s fair. But to say that the issue with regard to CIGNA is off the board, now the go-forward issue is strictly rate environment?

Daniel Kohl:	That’s correct.

Brian Kowalchyk:	Very good. Jim, there’s I guess a little bit of confusion as you clarified a prior questioner’s statement regarding the year-to-date numbers and - relative to your original guidance due to the changing share count.

Can you give us any help out here as to, you know, assuming the share price stays where it is, which obviously we hope it, you know, goes north of here but assuming it’s here, what does the all-in share count look like in Q4?

James McNeill:	Well I’d go back to if you look at our historical - before we had this, we had total - we had diluted shares outstanding in prior quarters in the 7.7 million range.

Brian Kowalchyk:	Okay. Very good. Thanks and good luck on what looks like a daunting task in Q4 but I’m sure you’ll get through it.

James McNeill:	Thank you.

Operator:	At this time there are no further questions. Will there be any closing remarks?

Daniel Kohl:	There will not, (Kate). I just want to say thank you one more time to everyone for their time.

Operator:	This concludes today’s Pediatric Services of America conference call. You may now disconnect.

END